EXHIBIT 10.11

Amendment to Bylaws

The second grammatical paragraph of Section 2.4 of the Bylaws of the Corporation is amended to read in its entirety as follows:

“Any director, upon reaching the age of seventy-five (75) years, shall, effective upon the expiration of the term for which he or she is elected, relinquish active directorship and shall become a Director Emeritus with such rights and privileges attendant thereto as are established from time to time by the Board of Directors.”